EXHIBIT 99.1

MSSI-TeleScience Signs Letter of Intent to Acquire A&T Systems, Inc.

Vienna, VA - January 5, 2005 - MSSI-TeleScience International, Inc. (OTCBB:MSSI), a provider of long-term medical personnel, homeland security and technology services to federal, state and local governments, signed a Letter of Intent (L.O.I.) to acquire certain assets of A&T Systems, Inc.

A&T Systems, Inc., based in Silver Spring, MD, is a Total Solutions Provider in IT Solutions, telecom, e-solutions, and professional services.

“We are looking forward to working with A&T. We expect that this acquisition will help to diversify MSSI’s product offerings to our government clients and improve our financial performance,” said Dr. Sahay, President and CEO of MSSI-TeleScience.

More information about MSSI-TeleScience International, Inc. may be found at: www.telescience.com.

About MSSI-TeleScience

In operation since 1992, MSSI-TeleScience International, Inc. is a provider of long-term medical personnel, homeland security and technology services to federal, state and local government agencies and to the private sector. The company's Medical Services Division has operations in 22 states servicing hospital and medical facilities with a complete range of medical staff, including doctors, nurses and technicians. The company holds multiple long-term contracts, including those with the U.S. Army, the U.S. Department of Health and Human Services and the state of California.

The company's Technology Division provides systems integration and information technology services to the federal government, as well as emergency equipment, decontamination products, vehicles and supplies to state and local governments. The company has been named as a participant in a $1 billion IDIQ (Indefinite Delivery Indefinite Quantity) contract with the Commonwealth of Pennsylvania for homeland security equipment.

MSSI-TeleScience International currently has over 200 employees and continues to grow its staff and contracts. For more information, visit the company's website at www.telescience.com.
For MSSI-TeleScience inquiries, call 1-800-811-9499 x131 or e-mail: investmentrelations@telescience.com.

Legal Notice Regarding Forward-Looking Statements: "Forward-looking statements'' as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. MSSI-TeleScience disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand, market acceptance of our services and changes in our business strategies.